Exhibit 99.1

STRYKER REPORTS FIRST QUARTER 2016 RESULTS

Kalamazoo, Michigan - April 20, 2016 - Stryker Corporation (NYSE:SYK) reported operating results for the first quarter of 2016:

First Quarter Highlights
Net sales grew 4.9% to $2.5 billion (6.1% constant currency)

Orthopaedics	3.3%	or	4.6% constant currency
MedSurg	3.4%	or	4.6% constant currency
Neurotechnology and Spine	12.0%	or	13.1% constant currency
Reported net earnings per diluted share increased 84.5% to $1.07
Adjusted net earnings per diluted share(1) increased 11.7% to $1.24

"We are pleased by our first quarter performance and expect the momentum to continue," said Kevin A. Lobo, Chairman and Chief Executive Officer. "As a result, we have raised our full year guidance for both sales and adjusted net earnings."
Sales Analysis
Consolidated net sales of $2.5 billion increased 4.9% in the quarter as reported and 6.1% in constant currency, as foreign currency exchange rates negatively impacted net sales by 1.3%. Acquisitions did not significantly impact net sales in the quarter. Net sales in constant currency increased by 7.5% from increased unit volume partially offset by 1.4% due to lower prices.
Orthopaedics net sales of $1.1 billion increased 3.3% in the quarter as reported and 4.6% in constant currency, as foreign currency exchange rates negatively impacted net sales by 1.4%. Net sales in constant currency increased by 6.3% from increased unit volume partially offset by 1.7% due to lower prices.
MedSurg net sales of $958 million increased 3.4% in the quarter as reported and 4.6% in constant currency, as foreign currency exchange rates negatively impacted net sales by 1.2%. Acquisitions did not significantly impact net sales in the quarter. Net sales in constant currency increased by 5.0% from increased unit volume partially offset by 0.6% due to lower prices.
Neurotechnology and Spine net sales of $480 million increased 12.0% in the quarter as reported and 13.1% in constant currency, as foreign currency exchange rates negatively impacted net sales by 1.1%. Net sales in constant currency increased by 15.5% from increased unit volume partially offset by 2.4% due to lower prices.
Earnings Analysis
Reported net earnings of $402 million increased 79.5% in the quarter. Reported net earnings per diluted share of $1.07 increased 84.5% in the quarter. Reported net earnings include certain charges for the Rejuvenate and ABG II recall, amortization of intangible assets, legal matters, acquisition and integration related activities and restructuring-related activities. The effect of each of these matters on reported net earnings and net earnings per diluted share appears in the attached reconciliation of actual results to adjusted results. Excluding the impact of these charges, gross profit margin in the quarter increased from 67.9% to 68.0% and operating income margin increased in the quarter from 20.8% to 24.2%.
Excluding the impact of the items described above, adjusted net earnings(2) of $468 million increased 10.4% in the quarter. Adjusted net earnings per diluted share(1) of $1.24 increased 11.7% in the quarter.
2016 Outlook
We now expect 2016 organic sales growth to be in the range of 5.5% - 6.5% compared to our prior guidance of 5.0% - 6.0%. We now expect 2016 adjusted net earnings per diluted share to be in the range of $5.65-$5.80, compared to our prior guidance of $5.57 - $5.77. For the second quarter we expect adjusted net earnings per diluted share to be in the range of $1.33 - $1.38. If foreign currency exchange rates hold near current levels, we expect net sales in both the second quarter and full year to be negatively impacted by approximately 1.0% and adjusted net earnings per diluted share to be negatively impacted by approximately $0.03 in the second quarter and $0.10-$0.12 in the full year.

(1) A reconciliation of reported net earnings per diluted share to adjusted net earnings per diluted share, a non-GAAP financial measure, and other important information, appears below.
(2) A reconciliation of reported net earnings to adjusted net earnings, a non-GAAP financial measure, and other important information, appears below.
Conference Call on Wednesday, April 20, 2016
As previously announced, the Company will host a conference call on Wednesday, April 20, 2016 at 4:30 p.m., Eastern Time, to discuss the Company's operating results for the quarter ended March 31, 2016 and provide an operational update.
To participate in the conference call dial (844) 826-0610 (domestic) or (973) 453-3249 (international) and be prepared to provide confirmation number 57643412 to the operator.

A simultaneous webcast of the call will be accessible via the Company's website at www.stryker.com. The call will be archived on this site for 90 days.
A recording of the call will also be available from 8:00 p.m., Eastern Time, on Wednesday, April 20, 2016, until 11:59 p.m., Eastern Time, on Wednesday, April 27, 2016. To hear this recording you may dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter the conference ID number 57643412.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to the Rejuvenate and ABG II matter; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; changes in financial markets; changes in the competitive environment; our ability to integrate acquisitions; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Stryker is one of the world's leading medical technology companies and, together with our customers, we are driven to make healthcare better. The Company offers a diverse array of innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. Stryker is active in over 100 countries around the world. Please contact us for more information at www.stryker.com.

For investor inquiries please contact:
Katherine A. Owen, Stryker Corporation, 269-385-2600 or katherine.owen@stryker.com

STRYKER CORPORATION For the Three Months Ended March 31 (Unaudited - Millions of Dollars, Except Per Share Amounts) CONDENSED STATEMENTS OF EARNINGS
	Three Months
	2016	2015	% Change
Net sales	$2,495	$2,379	4.9%
Cost of sales	801	826	(3.0)%
Gross profit	$1,694	$1,553	9.1%
% of sales	67.9%	65.3%
Research, development and engineering expenses	159	152	4.6%
Selling, general and administrative expenses	944	892	5.8%
Recall charges	19	54	(64.8)%
Intangible asset amortization	53	49	8.2%
Total operating expenses	$1,175	$1,147	2.4%
Operating income	519	406	27.8%
% of sales	20.8%	17.1%
Other income (expense), net	(38)	(29)	31.0%
Earnings before income taxes	$481	$377	27.6%
Income taxes	79	153	(48.4)%
Net earnings	$402	$224	79.5%

Net earnings per share of common stock:
Basic	$1.08	$0.59	83.1%
Diluted	$1.07	$0.58	84.5%

Weighted-average shares outstanding - in millions:
Basic	373.2	378.9
Diluted	377.4	383.5
CONDENSED BALANCE SHEETS

	March 31	December 31
	2016	2015
ASSETS
Cash and cash equivalents	$6,976	$3,379
Marketable securities	507	700
Accounts receivable, net	1,591	1,662
Inventories	1,768	1,639
Other current assets	483	563
Total current assets	$11,325	$7,943
Property, plant and equipment, net	1,224	1,199
Goodwill and other intangibles, net	5,945	5,930
Other assets	1,174	1,151
Total assets	$19,668	$16,223
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	$2,580	$2,808
Accrued recall expenses	606	694
Other noncurrent liabilities	968	980
Long-term debt, excluding current maturities	6,706	3,230
Shareholders' equity	8,808	8,511
Total liabilities and shareholders' equity	$19,668	$16,223
CONDENSED STATEMENTS OF CASH FLOWS

	Three Months
	2016	2015
Operating activities
Net earnings	$402	$224
Depreciation	49	45
Amortization of intangible assets	53	49
Changes in operating assets and liabilities and other, net	(301)	62
Net cash provided by operating activities	$203	$380
Investing activities
Acquisitions, net of cash acquired	$(23)	$(84)
Change in marketable securities, net	195	456
Purchases of property, plant and equipment	(115)	(46)
Net cash provided by investing activities	$57	$326
Financing activities
Borrowings/repayments of debt, net	$3,455	$(500)
Dividends paid	(142)	(131)
Repurchase of common stock	(13)	(130)
Other financing	18	27
Net cash provided by (used in) financing activities	$3,318	$(734)
Effect of exchange rate changes on cash and cash equivalents	19	(93)
Change in cash and cash equivalents	$3,597	$(121)

STRYKER CORPORATION For the Three Months Ended March 31 (Unaudited - Millions of Dollars) CONDENSED NET SALES ANALYSIS

	Three Months
			% Change
	2016	2015	As Reported	Constant Currency
Geographic net sales:
United States	$1,822	$1,673	8.9%	8.9%
International	673	706	(4.6)	(0.4)
Total net sales	$2,495	$2,379	4.9%	6.1%
Worldwide net sales:
Orthopaedics	$1,057	$1,023	3.3%	4.6%
MedSurg	958	927	3.4	4.6
Neurotechnology and Spine	480	429	12.0	13.1
Total net sales	$2,495	$2,379	4.9%	6.1%
SUPPLEMENTAL NET SALES GROWTH ANALYSIS

	Three Months
			Percentage Change
					United States	International
	2016	2015	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Knees	$361	$345	4.4%	5.8%	9.0%	(6.6)%	(2.0)%
Hips	316	312	1.2	2.9	4.5	(4.1)	0.3
Trauma and Extremities	327	313	4.6	5.7	11.0	(4.9)	(2.1)
Other	53	53	0.4	1.6	3.8	(14.6)	(8.1)
Total Orthopaedics	$1,057	$1,023	3.3%	4.6%	7.9%	(5.3)%	(1.4)%
Instruments	$365	$346	5.6%	6.8%	10.2%	(8.3)%	(3.4)%
Endoscopy	328	321	2.5	3.8	8.7	(14.7)	(9.9)
Medical	207	205	0.6	1.8	2.5	(7.6)	(1.2)
Sustainability	58	55	6.0	6.1	6.1	(10.3)	(1.0)
Total MedSurg	$958	$927	3.4%	4.6%	7.6%	(10.8)%	(5.6)%
Neurotechnology	$301	$252	19.5%	20.9%	21.2%	16.6%	20.3%
Spine	179	177	1.1	1.9	5.8	(12.0)	(8.9)
Total Neurotechnology and Spine	$480	$429	12.0%	13.1%	14.3%	6.9%	10.4%

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted operating income; adjusted effective income tax rate; adjusted net earnings; and adjusted net earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current year results at prior year average foreign currency exchange rates. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions that affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, operating income, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

STRYKER CORPORATION For the Three Months March 31, 2016 and 2015 (Unaudited - Millions of Dollars, Except Per Share Amounts) RECONCILIATION OF ACTUAL RESULTS TO ADJUSTED RESULTS
Three Months 2016	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$1,694	$944	$53	$519	$402	16.4%	$1.07
Acquisition and integration related charges (a)
Other acquisition and integration related	—	(5)	—	5	3	0.1	0.01
Amortization of intangible assets	—	—	(53)	53	39	1.1	0.10
Restructuring-related charges (b)	3	(17)	—	20	15	0.4	0.04
Rejuvenate and other recall matters (c)	—	—	—	19	17	—	0.04
Legal matters (d)	—	12	—	(12)	(8)	(0.6)	(0.02)
Adjusted	$1,697	$934	$—	$604	$468	17.4%	$1.24

Three Months 2015	Gross Profit	Selling, General & Administrative Expenses	Intangible Amortization	Operating Income	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$1,553	$892	$49	$406	$224	40.6%	$0.58
Acquisition and integration related charges (a)
Inventory stepped up to fair value	7	—	—	7	4	0.4	0.01
Other acquisition and integration related	—	(13)	—	13	9	0.4	0.02
Amortization of intangible assets	—	—	(49)	49	35	1.2	0.09
Restructuring-related charges (b)	1	(25)	—	26	19	0.5	0.06
Rejuvenate and other recall matters (c)	—	—	—	54	49	(1.4)	0.13
Tax matters (e)	—	—	—	—	84	(22.2)	0.22
Adjusted	$1,561	$854	$—	$555	$424	19.5%	$1.11

(a)	Charges represent certain acquisition and integration related costs associated with acquisitions.
(b)	Charges represent the cost associated with certain restructuring related charges associated with workforce reductions, facility rationalizations and other restructuring activities.
(c)	Charges represent changes in our best estimate of the minimum end of the range of probable loss to resolve the Rejuvenate and ABG II recall.
(d)	Amount represents a gain associated with a legal settlement in 2016.
(e)	Charges represent the tax impacts related to certain discrete tax items and the establishment of the European regional headquarters in 2015.